Exhibit 99.1

CARMAX ANNOUNCES EXECUTIVE SUCCESSION

Richmond, Va., February 1, 2016 – CarMax, Inc. (NYSE:KMX) today announced that, as the culmination of a multi-year management succession plan, Bill Nash has been promoted to president and Cliff Wood has been promoted to chief operating officer, effective February 1, 2016. Tom Folliard plans to retire as chief executive officer prior to the end of 2016, at which time it is anticipated that Mr. Nash will assume the role of CEO. Upon Mr. Folliard’s retirement, the Board of Directors expects that he will serve as the non-executive chairman of the board.

“Tom Folliard has built an exceptional management team at CarMax, positioning the company for continued growth,” said Bill Tiefel, chairman of the board. “The execution of our long-term succession plan, with Bill as president and Cliff as COO, ensures a seamless management transition and the continuity of the company’s culture.” Mr. Folliard, 51, has been with CarMax for 23 years and was promoted to president and CEO in May 2006. During his ten years as CEO, Mr. Folliard successfully led CarMax through the company’s establishment as a national brand and a time of significant growth, during which its store base and total revenues more than doubled, and its net income quadrupled.

Mr. Nash, 46, was promoted to executive vice president, human resources and administrative services in 2012, where he oversaw human resources, information technology, procurement, loss prevention, employee health & safety and construction & facilities. He joined CarMax in 1997 as auction manager and was ultimately promoted to vice president of auction services. In 2007, Mr. Nash was promoted to vice president and later, senior vice president of merchandising, a position he held until 2011, when he was named senior vice president, human resources and administrative services. Before joining CarMax, Mr. Nash, a CPA, held a variety of accounting roles at Circuit City. “Bill Nash and I have worked together for nearly 20 years. He is a highly talented leader with experience in all aspects of our business and is the right choice to guide CarMax through the next phase of our growth and development,” said Mr. Folliard.

Mr. Wood, 49, was promoted to executive vice president, stores in 2012, where he was responsible for all sales, service, merchandising, and business office functions. In 1993, he joined CarMax from Circuit City as a buyer in CarMax’s first location. Over time, he rose through the ranks in merchandising and ultimately led the group. Beginning in 2007, he served as vice president of sales. “We are fortunate to have another great leader in Cliff Wood,” said Mr. Folliard. “His breadth of experience and high level of operational expertise will continue to support CarMax’s competitive differentiation.”

“I would like to thank Tom for his vision and support over the years,” said Mr. Nash. “I am honored and excited to have this opportunity. We have an exceptional team of associates who have maintained the truly unique culture that has placed us on Fortune’s ‘100 Best Companies To Work For’ list for 11 consecutive years. Our associates continue to deliver a customer experience that is second to none.”

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CarMax, Inc.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For,” for 11 consecutive years, is the nation’s largest retailer of used vehicles. Headquartered in Richmond, Va., CarMax currently operates 155 used car stores in 77 markets. The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service. During the fiscal year ended February 28, 2015, the company retailed 582,282 used vehicles and sold 376,186 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding succession or organizational matters, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual outcomes to differ materially from anticipated outcomes. Among the factors that could cause actual outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability provided by our third-party financing providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer or associate information.

•	Significant changes in prices of new and used vehicles.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The failure of key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

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CarMax, Inc.

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The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2015, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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